Exhibit 99.1

Del Monte Foods Company	NEWS RELEASE
P.O. Box 193575
San Francisco, CA 94119-3575

DEL MONTE FOODS COMPANY REPORTS REMAINING 9 1/4% NOTES TO BE REDEEMED ON MAY 15, 2006
SAN FRANCISCO, April 13, 2006 — Del Monte Foods Company (NYSE: DLM) today announced that its wholly-owned subsidiary Del Monte Corporation has elected to redeem the remaining outstanding $2,537,000 principal amount of its 9 1/4% senior subordinated notes due 2011 (the “Notes”) in accordance with their terms. Del Monte Foods Company is a guarantor of the obligations of Del Monte Corporation under the Notes. Del Monte has requested that the Trustee with respect to the Notes mail a notice of redemption to each holder of the Notes.
The Notes will be redeemed on May 15, 2006 (the “Redemption Date”) at a price equal to 104.625% per $1,000 principal amount of Notes plus accrued and unpaid interest thereon to the Redemption Date (provided that installments of interest which are due and payable on May 15, 2006 shall be payable to those persons who were holders of record on the close of business on April 30, 2006).
Del Monte Foods
Del Monte Foods is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded and private label food and pet products for the U.S. retail market, generating over $3 billion in net sales in fiscal 2005. With a powerful portfolio of brands including Del Monte ® , Contadina ® , StarKist ® , S&W ® , College Inn ® , 9Lives ® , Kibbles ‘n Bits ® , Pup-Peroni ® , Snausages ® , Pounce ® and Meaty Bone ® , Del Monte products are found in nine out of ten American households. For more information on Del Monte Foods Company (NYSE:DLM), visit the Company’s website at www.delmonte.com.

CONTACTS:

Media	Analysts
Brandy Bergman/Robin Weinberg	Jennifer Garrison
Citigate Sard Verbinnen	Del Monte Foods
(212) 687-8080	(415) 247-3382
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